LEASE EXPANSION AGREEMENT - 2018

THIS LEASE EXPANSION AGREEMENT - 2018 (this “Agreement”) is dated as of June 15, 2018 (the “Effective Date”), and is by and between EMBASSY  BANK FOR THE LEHIGH VALLEY (“Embassy”) and RED BIRD ASSOCIATES, LLC (“Red Bird”).

WHEREAS, by Lease Agreement dated June 11, 2001, Embassy leased from Gateway Associates, LLC, approximately 7,827 square feet of office space on the first floor of the office building commonly known as 100 Gateway Drive, Hanover Township, Northampton County, PA, Suite 100; and

WHEREAS, said Lease Agreement was amended by a First Amendment dated August 6, 2001; and

WHEREAS, the said building was acquired from Gateway Associates, LLC by Red Bird on January 10, 2003, together with an assignment to Red Bird of all leases affecting the premises; and

WHEREAS, the said Lease Agreement was amended by a Lease Addendum dated January 1, 2005, adding approximately 4,349 square feet of office space, known as Suite 200 (the “First Lease Expansion Addendum”); and

WHEREAS, the said Lease Agreement was amended by a Second Lease Expansion Addendum dated October 21, 2011, adding approximately 4,303 square feet of office space, known as Suite 210; and

WHEREAS, the said Lease Agreement was amended by a Lease Renewal and Modification Agreement dated May 4, 2012; and

WHEREAS, the said Lease Agreement was amended by a Lease Renewal Agreement - 2017 dated February 17, 2017; and

WHEREAS, the parties desire to amend the Lease Agreement (as amended) as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1. Expansion.    Red Bird hereby leases to Embassy and Embassy hereby leases from Red Bird the third floor of the premises known as 100 Gateway Drive, Hanover Township, Pennsylvania, commonly known as Suite 300 consisting of 6,019 square feet and Suite 310 consisting of 3,280 square feet.

2. Term.   The expansion provided for in this Agreement, and the leasing of the additional space shall be effective as of June 15, 2018 (the “Third Floor

Commencement Date”) and shall continue for the remaining term of the underlying Lease Agreement, including all renewal options.

3.  Rent.    Embassy shall pay monthly base rent for such expansion space at the same rate and with the same rent escalations as the second floor of the premises.  Specifically, the monthly base rent shall be $19.14 per square foot as of the Effective Date of this Agreement, and such base rent shall increase by two percent (2%) on March 1 of each applicable year.

4. Operating Expenses.  As a result of Embassy’s lease of the additional space provided for herein, its share of the Operating Expenses (as defined in the Lease Agreement) shall be 100%.

5. Leasehold Improvements.  The parties agree and acknowledge all leasehold improvements located in or about the third floor expansion space constructed by prior tenant(s) are and shall be owned by Embassy, as of the Effective Date of this Agreement, provided that upon expiration of the Lease Agreement such leasehold improvements shall be surrendered and shall be and remain the property of Red Bird.

6.  Ratification.  Except as provided herein, all terms and provisions of the original Lease Agreement (as amended) are incorporated herein by reference, and are hereby ratified and confirmed.

7.Entire Agreement.  This Agreement, together with the underlying Lease Agreement (as amended), contains the entire agreement between the parties concerning the subject matter hereof.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	EMBASSY BANK FOR THE
LEHIGH VALLEY

/s/ Judith A. Hunsicker	By:	/s/ Lynne M. Neel, E.V.P.

RED BIRD ASSOCAITES, LLC

	By:	/s/ Frank Banko III